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                                    EXHIBIT 99.2

               COMPENSATION AGREEMENT WITH A. R. HARDY AND ASSOCIATES


THIS CONSULTING SERVICES AGREEMENT (hereinafter referred to as the "Agreement") effective as of the 1st day of June, 1998 by and between COLECCIONES DE RAQUEL, INC., 9873 S. Santa Monica Blvd., Beverly Hills, CA 90212 and A. R. Hardy and Associates, with a place of business, located at 250 International Parkway, Suite 114, Heathrow, FL 32746 (hereinafter referred to as "Consultant"). In consideration of the promises and mutual covenants contained herein and on the terms and conditions hereinafter set forth, it is agreed as follows:

1. PROVISION OF SERVICES - Consultant shall provide to COLECCIONES DE RAQUEL, INC. the following services:

     (a)  Advice and counsel with respect to advertising and promotion;

     (b) Advice with respect to short and long term strategic business plans, strategic alliances and potential acquisitions and/or joint ventures;

     (c)  Look for suitable merger/acquisition candidates;

     (d) Review all shareholder communication including financial filings, press releases, research reports, etc. prior to release;

     (e) Place advertisements for the Company in Opportunist Magazine, Stock Talk Magazine, Investor Deck, Money World Magazine and selected Newsletters;

     (f) Provide two TV interviews, Due Diligence Video, Corporate Video and Conference Video;

     (g) Develop, design and distribute a Due Diligence Package of at least 1,000 copies;

     (h)  Provide a research report;

     (i) Communicate with the company designees once per month on what has been accomplished for the company that month.

     (j) Consultant agrees to use his best efforts in the furnishing of the Services.

2. COMPENSATION - (a) COLECCIONES DE RAQUEL, INC. agrees and shall compensate Consultant in consideration of his performance of the Services hereunder for the period through of June 1, 1998 to June 1, 1999 by initially delivering seven hundred thousand, common shares "Shares" in lieu of any cash payment for services. The Shares shall be free and clear of all liens and shall be registered by COLECCIONES DE RAQUEL, INC., at its expense, with the Securities and Exchange Commission on Form S-8 as soon as practicable after the date hereof.. For valuation purposes, the Shares issued under the terms of this Agreement, shall be valued at $.25 each or a total of $175,000. (b) In addition to the compensation set forth in paragraph 2(a) above, the Company agrees to grant free trading common stock options to Consultant as follows:

Options :       200,000 @ $.75      100,000 @ $1.50      100,000 @ $2.25
                100,000 @ $1.00     100,000 @ $1.75      100,000 @ $2.50
                100,000 @ $1.25     100,000 @ $2.00      100,000 @ $3.00

The stock options may be exercised from time to time in increments of 10,000 or more during the period of this Agreement. For valuation purposes, the stock options shall be valued at $.25 per share of $250,000 in total.

3. TERM & TERMINATION - This Agreement shall enter into force and effect at the date first written above and shall remain in force and effect for a period ending on June 1, 1999.

4. LIABILITY OF CONSULTANT - In furnishing COLECCIONES DE RAQUEL, INC. with the Services provided herein, neither Consultant nor any officer, director or agent thereof shall be liable to COLECCIONES DE RAQUEL, INC. or its creditors for errors of judgment or for any matters, except for willful malfeasance, bad faith or


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gross negligence in the performance of the Services or the reckless disregard of its obligations and duties under the terms of this Agreement. It is further agreed and understood that Consultant may rely upon information furnished to it by COLECCIONES DE RAQUEL, INC. which Consultant reasonably believes to be accurate and reliable and that, except as provided herein, Consultant shall not be accountable for any loss suffered by COLECCIONES DE RAQUEL, INC. by the reason of COLECCIONES DE RAQUEL, INC.'s action or non-action on the basis of any advice, recommendation or approval of Consultant, its partners, officers, directors, employees or agents, except as provided above.

5. INDEPENDENT CONTRACTORS - Execution of this Agreement in no way creates, nor shall this Agreement be interpreted or construed as creating, an employment, agency, partnership or joint venture relationship between COLECCIONES DE RAQUEL, INC. and Consultant and it is understood Consultant will be acting as an independent contractor.

6.   MISCELLANEOUS -
     a. OTHER ACTIVITIES OF CONSULTANT. COLECCIONES DE RAQUEL, INC. recognizes that Consultant now renders and may continue to render management and other advisory services to other companies which may or may not have policies and conduct activities similar to those of COLECCIONES DE RAQUEL, INC. Consultant shall be free to render such advice and other services and COLECCIONES DE RAQUEL, INC. hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of the Services hereunder to COLECCIONES DE RAQUEL, INC., but shall only devote so much of its time and attention as COLECCIONES DE RAQUEL, INC. and Consultant mutually deem reasonable and necessary for such Services.

     b. CONTROL. Nothing contained herein shall be deemed to require COLECCIONES DE RAQUEL, INC. to take any action contrary to its Certificate of Incorporation or by-laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct or the affairs of COLECCIONES DE RAQUEL, INC.

     c. This Agreement shall constitute the entire agreement between COLECCIONES DE RAQUEL, INC. and Consultant relating to the Services to be performed, and no representations, promises, understandings, or agreements, oral or otherwise, not herein contained shall be of any force or effect. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both COLECCIONES DE RAQUEL, INC. and Consultant. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

     d. This agreement shall be governed by and interpreted under the laws of the State of California. The parties shall arbitrate all claims and controversies arising out of this Agreement before a single Arbitrator in San Diego, California under the rules of the American Arbitration Association, with the losing party to pay all the actual costs of the arbitration, including the reasonable attorney fees actually incurred by the losing party. Judgment on any award by the Arbitrator may be entered in any court of law that would have had jurisdiction of the claim or controversy.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have signed this Agreement as of the date first above written.


COLECCIONES DE RAQUEL, INC.                A. R. HARDY & ASSOCIATES


/S/ Raquel Zepeda                          /S/ Angela Zucchini
----------------------------               ------------------------------
Raquel Zepeda                              Angela Zucchini
Colecciones de Raquel, Inc.                A. R. Hardy and Associates


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                                    SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Del Mar, CA on June 17, 1998.

                                             COLECCIONES DE RAQUEL, INC.


                                                  /s/ Raquel Zepeda
                                             By: --------------------------
                                                  Raquel Zepeda, President

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities indicated on June 11, 1998 have signed the registration statement below


 /s/ Raquel Zepeda
--------------------------------       Principal Executive Officer, Principal
Raquel Zepeda                          Financial Officer and Director

 /s/ Elizabeth A. Tovar
--------------------------------       Corporate Secretary, Principal Executive
Elizabeth A. Tovar                     Officer and Director


Being all the members of the Registrant's Board of Directors.


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